Exhibit 99.01

Laureate Education Contacts:

Chris Symanoskie

Director, Investor Relations

(410) 843-6394

LAUREATE EDUCATION, INC. APPOINTS ROSEMARIE MECCA AS NEW CHIEF FINANCIAL OFFICER

BALTIMORE (September 16, 2005) — Laureate Education, Inc. (NASDAQ: LAUR), the world’s leading international provider of higher education, is pleased to announce the appointment of Rosemarie Mecca as Executive Vice President and Chief Financial Officer, effective October 1, 2005.

Rosemarie Mecca will have full responsibility for all aspects of the company’s financial management and accounting functions, as well as oversight of corporate financial strategy and planning.  Mecca replaces Sean Creamer, who has departed from the company as of today.

Previously, Rosemarie Mecca served as Executive Vice President, Business Systems for Shell Chemicals companies, a $15 billion business of Royal Dutch Shell headquartered in the Hague.  Shell Chemicals is a global group of 70 energy and petrochemical companies with operations in over 130 countries.

“We are delighted to welcome an executive of Rosemarie’s caliber to Laureate.  She brings a wealth of international, operational and financial experience, with a passion for building great companies,” stated Douglas Becker, Chairman and Chief Executive Officer of Laureate Education.  “We are a high-growth organization with ambitions to create a truly major global enterprise - Rosemarie’s tremendous international experience will be a major asset.”

With over 20 years of financial and operational experience, Rosemarie Mecca has held positions with primary responsibilities for finance, operations, and marketing in major divisions of large multi-national corporations.

Rosemarie Mecca started her career as a program manager with the National Aeronautics and Space Administration (NASA) before joining Bendix Field Engineering as a Finance Manager in Columbia, Maryland.  She held various leadership positions of increasing responsibility at Allied Signal and at Honeywell International (which acquired Allied Signal).  At Allied Signal, Rosemarie Mecca became the Chief Financial Officer of the $5 billion Aerospace division.  Prior to joining Shell Chemicals as Executive Vice President, she was Vice President and General Manager of Honeywell’s $600 million Hardware Products Group.

Rosemarie Mecca received a Bachelor’s Degree in Accounting and Finance and a Master’s Degree in Financial Management from The Catholic University of America in Washington, D.C.

About Laureate Education, Inc.

Laureate Education Inc. (NASDAQ: LAUR) is focused exclusively on providing a superior university experience to over 170,000 students through the leading global network of accredited campus-based and online universities. Addressing the rapidly growing global demand for higher education, Laureate offers a broad range of career-oriented undergraduate and graduate programs through campus-based universities located in Latin America, Europe, and Asia. Through online universities, Laureate offers the growing population of non-traditional, working-adult students the convenience and flexibility of distance learning to pursue undergraduate, master’s and doctorate degree programs in major career fields including engineering, education, business, and healthcare.  For more information, please visit our website, www.laureate-inc.com.

Forward Looking Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements may involve risk and uncertainties.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements.

The following factors might cause such a difference:

•                  The Company’s operations can be materially affected by competition in its target markets and by overall market conditions, among other factors.

•                  The Company’s foreign operations, in particular, are subject to political, economic, legal, regulatory and currency-related risks.

Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to our most recent Forms 10-K and 10-Q, available for viewing on our website.  (To access this information on our website, www.laureate-inc.com, please click on “Investor Relations”, “SEC Filings”)

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